     As filed with the Securities and Exchange Commission on July 30, 1999
                                                    Registration No.     -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 Texmont, Inc.
             (Exact name of registrant as specified in its charter)

                               ----------------

             Nevada                             0273                         76-0594908
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)      Classification Code Number)         Identification No.)

                      1055 West Georgia Street, Suite 2210
                  Vancouver, British Columbia V6E 3P3, CANADA
                                 (604) 681-1064
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Agent for Service:                                With a Copy to:
          Michael Jackson, President                          James L. Vandeberg
                Texmont, Inc.                             Vandeberg Johnson & Gandara
     1055 West Georgia Street, Suite 2210              600 University Street, Suite 2424
 Vancouver, British Columbia V6E 3P3, CANADA               Seattle, Washington 98101
                (604) 681-1064                                  (206) 386-8080

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                               ----------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                Proposed
     Title of each                             Proposed         maximum      Amount of
  class of securities      Amount to be    maximum offering    aggregate    registration
    to be registered        registered      price per unit   offering price     fee
----------------------------------------------------------------------------------------
Common stock...........  2,500,000 shares $0.05 per share/1/  $125,000.00      $34.75

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1  No exchange or over-the-counter market exists for Texmont's common stock.
   The most recent sale of Texmont's common stock from one investor to another occurred on June 25, 1999 at a price of $0.047 per share. Texmont believes this transaction supports a bona fide estimate of $0.05 per share as the maximum offering price solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

                               ----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                      SUBJECT TO COMPLETION--July 27, 1999

                                   Prospectus

                                       , 1999

                                 TEXMONT, INC.

                      1055 West Georgia Street, Suite 2210
                  Vancouver, British Columbia V6E 3P3, CANADA
                                 (604) 681-1064

                        2,500,000 Shares of Common Stock
                       to be sold by current shareholders

   This is the initial public offering of common stock of Texmont, Inc., and no public market currently exists for shares of Texmont's common stock. None of the proceeds from the sale of stock in this offering will be available to Texmont. This prospectus is part of a registration statement that permits selling shareholders to sell their shares on a continuous or delayed basis in the future. Selling shareholders may sell their shares to the public immediately upon the effectiveness of the registration statement, or they may elect to sell some or all of their shares at a later date. As a result, it is impracticable to state either the number of shares that will be available to the public or their price. The most recent sale of Texmont's common stock from one investor to another occurred on June 25, 1999 at a price of $0.047 per share.

   This is not an underwritten offering, and Texmont's stock is not listed on any national securities exchange or the Nasdaq Stock Market. Texmont intends to apply to have its shares traded on the OTC bulletin board under the symbol:

                                     "TXMT"

                THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 1.

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

   You should rely only on the information contained in this document. Texmont has not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Risk Factors.............................................................    1
Use of Proceeds..........................................................    7
Determination of Offering Price..........................................    7
Dilution.................................................................    7
Selling Shareholders.....................................................    7
Plan of Distribution.....................................................    8
Description of Capital Stock.............................................    8
Interests of Named Experts and Counsel...................................    8
Description of Business..................................................    9
Description of Property..................................................   12
Legal Proceedings........................................................   12
Market Price of and Dividends on Capital Stock and Related Stockholder
 Matters.................................................................   12
Selected Financial Data..................................................   13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   14
Changes in and Disagreements with Accountants on Accounting and Financial
 Disclosure..............................................................   14
Directors and Executive Officers.........................................   15
Executive Compensation...................................................   16
Security Ownership of Certain Beneficial Owners and Management...........   16
Certain Relationships and Related Transactions...........................   17
Disclosure of Commission Position on Indemnification for Securities Act
 Liabilities.............................................................   17
Index to Financial Statements............................................  F-1

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing the common stock of Texmont, Inc. ("Texmont"). Investing in Texmont's common stock involves a high degree of risk. Any of the following risks could adversely affect Texmont's business, financial condition and results of operations and could result in a complete loss of your investment. The risks and uncertainties described below are not the only ones Texmont may face. Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair Texmont's business operations.

You Should Not Rely on Forward-Looking Statements Because They Are Inherently Uncertain

   You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the potential uses of Biocatalyst and markets for it. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Texmont's actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Texmont described in "Risk Factors" and elsewhere in this prospectus.

Risks Related to Texmont's Business

   Texmont's success is dependent on a number of factors that should be considered by prospective investors. Texmont has only recently acquired its principal asset. It is a relatively young company and has no history of earnings or profit and there is no assurance that it will operate profitably in the future. As such, there is no assurance that Texmont will provide a return on investment in the future.

 Application of Biocatalyst Technology to Aquiculture, Mariculture, Fish Farming and Aquarium Uses May Not Be Feasible

   Texmont was formed in June of 1998 for the purpose of exploiting a new technology into a practical and viable business in aquatic systems. In a license agreement with David R. Mortenson & Associates ("Mortenson"), Texmont acquired the rights to distribute and produce Biocatalyst, an oxygen-enriched water product, for aquiculture, mariculture, fish farming and aquarium uses. Texmont believes that Biocatalyst can be adapted to aquiculture, mariculture, fish farming and aquarium uses, based primarily on the general principle that access to additional oxygen enhances life processes. By introducing Biocatalyst into aquiculture, mariculture or fish farming systems, Texmont believes microbial systems will be improved, resulting in an increased food supply. In addition, Texmont anticipates that additional oxygen will enhance the health and size of the end product being raised for human consumption, as well as accelerate its growth rate. Texmont believes that, in addition to the use of Biocatalyst in fish hatcheries, the major cash crop species that will benefit from the use of Biocatalyst are trout, catfish, salmon, and cold water lobster. For aquiculture, mariculture or fish farming systems, Texmont anticipates that Biocatalyst would be supplied to the systems using an on-site generator or generators. No generator has been successfully installed and operated at any aquiculture, mariculture or fish farming system (or at any large aquarium), even on a test basis. No credible scientific study has been undertaken to document and quantify the benefits of bottled Biocatalyst to small private aquarium displays. The initial step that Texmont plans to take in conjunction with Mortenson and other licensees is to identify an aquiculture, mariculture or fish farming system proprietor interested in participating in a trial. Texmont may not be successful in locating an aquiculture, mariculture or fish farming system proprietor willing to test the technology. Texmont may be unable to reach an agreement with other licensees regarding collaboration and sharing of expenses. Even if a trial is conducted, adapting Biocatalyst to aquiculture, mariculture, fish farming and aquarium uses may not prove to be either technically or economically feasible.

Any failure to establish the technical and economic feasibility of adapting Biocatalyst to aquiculture, mariculture, fish farming and aquarium uses would adversely affect Texmont's financial condition and its prospects.

 Texmont May Lose Its Biocatalyst License If It Fails to Meet Its Minimum Purchase Requirements

   Texmont has the exclusive right to distribute and market Biocatalyst under a private label in the States of Washington and Oregon, and the Canadian Province of British Columbia for a period of three years, expiring May 28, 2002. To retain this right, Texmont must purchase a minimum amount of product during each of the first two years of its license. At current prices, Texmont would have to purchase approximately 62,500 gallons of Biocatalyst by May 28, 2000, and a further 87,500 gallons by May 28, 2001, to retain its license. Texmont currently has no prospective purchasers lined up, and does not yet know if adapting Biocatalyst to aquiculture, mariculture, fish farming and aquarium uses will even be feasible. Texmont does not intend to meet its minimum purchase requirement simply by stockpiling an inventory of Biocatalyst. If Texmont does not meet its minimum purchase requirement and does not exercise its right to become a producer of Biocatalyst, Texmont may be deemed to be in default under its License Agreement with Mortenson. Mortenson would then be able to terminate Texmont's license rights to Biocatalyst, which would adversely affect Texmont's financial condition and its prospects.

 Texmont May Lose Its Biocatalyst License If It Does Not Exercise Its Right to Become a Producer

   If Texmont meets certain requirements, it has the right to become a producer of Biocatalyst. To become a producer, Texmont either would have to purchase a minimum of 5,000 gallons of Biocatalyst per month for a minimum period of six consecutive months (which is highly unlikely), or it would have to demonstrate its financial capability, pay Mortenson a one-time fee of $25,000, an additional one-time payment of $10,000 to reimburse unspecified expenses, and pay minimum annual royalties of $20,000. Texmont's business plan will likely require it to become a producer, because any aquiculture, mariculture or fish farming client would probably need a Biocatalyst generator installed on its premises. There is no guarantee that aquiculture, mariculture or fish farming system proprietors, the primary target market, will conclude that Biocatalyst's health, size and growth rate benefits are worth the price Texmont would have to charge to make money producing and selling Biocatalyst. Even if Texmont obtains a producer license, it may be unable make the minimum royalty payments. Although the final terms of the right to produce are subject to future negotiation, presumably the failure to pay minimum royalties would be a default that would allow Mortenson to terminate the production license. Any termination of a producer license would adversely affect Texmont's financial condition and its prospects.

 Texmont May Lose Its Biocatalyst License If Mortenson Defaults Under Its Agreement with N.W. Technologies

   Mortenson granted the Biocatalyst license to Texmont based on an agreement Mortenson has with N.W. Technologies, Inc., the owner of the Biocatalyst technology. If a Mortenson default under its agreement with N.W. Technologies results in Mortenson losing its Biocatalyst rights, the rights Mortenson has granted Texmont would become meaningless. Similarly, any dispute between Mortenson and N.W. Technologies (or their successors) could impair Texmont's ability to fully exploit its license rights. Any termination or impairment of Texmont's license rights due to circumstances under the control of Mortenson, N.W. Technologies or others with an interest in the Biocatalyst technology could adversely affect Texmont's financial condition and its prospects.

 Increases in Biocatalyst Prices Could Destroy Texmont's Profitability

   There can be no guarantee that Texmont ever will be profitable. If Texmont does become profitable, however, Mortenson has the right to increase Biocatalyst prices on 10 days notice by revising its published pricing schedule. If Texmont becomes a producer of Biocatalyst, the final terms governing pricing of raw materials will be subject to future negotiation. Assuming Mortenson retains the right to set prices for

Biocatalyst and the raw materials necessary to produce Biocatalyst, Mortenson could raise prices to its licensees. Any material price increases could adversely affect Texmont's profitability, financial condition and its prospects.

 Texmont May Undertake Investment Risks Shareholders Might Not Otherwise Accept

   Because Texmont has a limited time to develop a highly speculative and unproven technology, Texmont's management will spend a significant portion of the time it devotes to Texmont evaluating other business opportunities that may be available to Texmont. These opportunities may be related to the Biocatalyst product, or they may be in a completely unrelated field. Texmont has had discussions with a number of third parties regarding business opportunities, but none of these discussions have reached the stage where an agreement in principle is imminent. In any business opportunity reviewed by Texmont thus far, significant business and economic issues would have to be resolved in order to reach an agreement. Any asset acquisition or business combination would likely include the issuance of a significant amount of Texmont's common stock, which would dilute the ownership interest of holders of existing shares of Texmont's common stock. Depending on the nature of the transaction, Texmont's stockholders may not have an opportunity to vote on whether to approve it. As a result, Texmont's management could enter into a transaction that an investor would not want to invest in. In such a case, an investor could not only lose its entire investment, but could lose its entire investment on a business decision it did not get to evaluate at the time of investing in Texmont.

 Competitors Could Develop Alternative and More Cost-Effective Products to Permit the Release of Additional Oxygen into Aquiculture, Mariculture, Fish Farming and Aquarium Systems

   It is possible that an unknown competitor may have or develop a product that could achieve results similar to or better than Biocatalyst. Texmont is aware that pumping systems currently exist for injecting oxygen into aquiculture, mariculture and fish farming systems, and that aquariums generally have a filtration system that includes an oxygen pump to inject oxygen into the aquarium. Texmont believes that Biocatalyst will be a superior solution to injection of oxygen, however, because the extra oxygen bonded to the water molecule is released upon contact with a living organism. Existing oxygen injection systems simply dissolve oxygen into the water. Texmont is currently unaware of any other product that holds potential to introduce oxygen to aquiculture, mariculture, fish farming and aquarium systems in excess of that able to be dissolved into water. It is not unthinkable, however, that another company could develop a product similar to Biocatalyst that would permit the release of additional oxygen into aquiculture, mariculture, fish farming and aquarium systems. Texmont may have to compete with such companies in the future if it succeeds in establishing the feasibility of adapting Biocatalyst to aquiculture, mariculture, fish farming and aquarium uses. Any development of a competing product could adversely affect Texmont's profitability, financial condition and its prospects.

 Government Regulation Could Adversely Affect Viability of Biocatalyst
 Application

   Aquiculture, mariculture, fish farming and large public aquarium systems are subject to regulation by local, provincial and federal environmental agencies. There can be no assurance that further regulation and/or licensing will not emerge in the future. Any new regulations or licensing could damage Texmont's business, affect the profitability and perhaps the viability of Texmont's business plan, and cause the price of its common stock to decline.

 Heavy Dependence on One Individual Who Will Not Devote His Full Time and Attention to Texmont's Affairs Could Result in Delays or Business Failure

   Michael Jackson is serving as Texmont's sole officer and director. Texmont will be heavily dependent upon his skills, talents and abilities to implement its business plan and may, from time to time, find that Mr. Jackson's inability to devote full time and attention to Texmont's affairs will result in delay(s) in progress towards the implementation of its business plan or in a failure to implement its business plan. Moreover, Texmont does not have an employment agreement with Mr. Jackson and as a result, there is no assurance that he will continue to manage Texmont's affairs in the future. If Texmont loses the services of Mr. Jackson, or if he should decide to join a competitor or otherwise compete directly or indirectly with Texmont, this could have a significant adverse effect on Texmont's business and could cause the price of its stock to decline. The services of Mr. Jackson would be difficult to replace. Because investors will not necessarily be able to evaluate the merits of Texmont's business decisions, they should carefully and critically assess Mr. Jackson's background. See "Directors and Executive Officers".

 Year 2000 Issues Could Result in Sales or Inventory Difficulties

   There is also risk due to Year 2000 issues. These issues arise because many computerized systems use two digits rather than four digits to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting Texmont, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved. It is possible that one of Texmont's suppliers, such as a utility or the producer of Biocatalyst or Biomas, or one of Texmont's clients may become inoperative, and cause Texmont to incur heavy expenses or losses. At present, due to Texmont's developmental stage, it has no critical systems that it must test for Year 2000 compliance. However, Texmont cannot be certain that it will not experience unanticipated negative consequences from Year 2000 problems, or that it will be able to make any such modifications as may become necessary in a timely, cost-effective and successful manner, and the failure to do so could have a material adverse effect on Texmont's business and operating results.

Financial Risks

 Texmont Has No Operating History and Financial Results Are Uncertain

   Texmont has no operating history or revenues from operations. Texmont's only resources have come from the private sale of Texmont's stock. Texmont faces all the risks of a new business. It must be regarded as a new or "start-up" venture with all of the unforeseen costs, expenses, problems and difficulties to which such ventures are subject.

   Because it has not yet begun operations, it is difficult to evaluate Texmont's business and its prospects. Its revenue and income potential is unproven and its business model is still emerging. An investor in Texmont's common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. Texmont's ability to achieve and then sustain favorable operating results will depend on a number of factors, including costs related to:

     1) identifying an aquiculture, mariculture or fish farming system to test the Biocatalyst application;

     2) testing the Biocatalyst application;

     3) identifying and marketing to prospective purchasers;

     4) purchasing the amounts of Biocatalyst or Biomas necessary for operation and required by the license agreement, and increases in the cost of product;

     5) licensing and royalty fees;

     6) loss of licensing rights;

     7) evaluation and expense of entering into a new business opportunity.

    8) the expense of delays in introducing or making any necessary improvements to the Biocatalyst application; and

    9) general economic conditions, as well as those specific to the related industries.

   As a result of Texmont's limited operating history, it is difficult to accurately forecast its potential revenue, and there is no meaningful historical financial data upon which to base planned operating expenses. Texmont expects to significantly increase its operating expenses to test, market, distribute and produce Biocatalyst. Texmont has not achieved profitability, and expects to incur net losses for the foreseeable future and may never become profitable. Texmont's limited operating history makes it difficult to forecast its future operating results. Texmont expects to continue to incur increasing marketing, sales, product development and general and administrative expenses. As a result it will need to generate significant revenue and/or raise additional funds to achieve profitability. If Texmont does not become profitable, it may be unable to maintain its Biocatalyst License, which would adversely affect its financial condition and prospects. If Texmont does achieve profitability, it cannot be certain that it will sustain or increase it.

   Because of its limited financial resources, Texmont will likely be unable to diversify its activities to provide a hedge should its business plan prove to be impractical.

 Texmont May Need Additional Financing Which May Not Be Available, or Which May Dilute the Ownership Interests of Investors

   Texmont has very limited funds, and its funds are inadequate to implement its business plan. Texmont will require substantial working capital to fund its business. If Texmont raises additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of its common stock and its stockholders may experience additional dilution.

   Texmont's ultimate success will depend on its ability to raise additional capital. No commitments to provide additional funds have been made by management or other shareholders. Texmont has not investigated the availability, source or terms that might govern the acquisition of additional financing. When additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to Texmont. If not available, Texmont's operations would be severely limited, and it would be unable to implement its business plan.

 Potential Business Combinations Could Be Difficult To Integrate, Disrupt Business, Dilute Stockholder Value and Adversely Affect Operating Results

   Texmont may consider a future financing or business combination that, because of the size of the related stock issuance, would result in a majority of the voting power being transferred to the investor(s). The result would be that the new shareholder(s) would control Texmont and persons unknown could replace Texmont's management. It is uncertain whether any such replacements would continue to implement Texmont's current business plan. In addition, Texmont's significant shareholders could sell their control block to an outside party, resulting in the same type of situation. In either case, the ownership interests of holders of existing shares of Texmont stock will be diluted. Irrespective of whether Texmont's cash assets prove to be inadequate to meet its operational needs, Texmont might seek to compensate providers of services by issuances of stock in lieu of cash, which again would dilute ownership interests of shareholders.

   Texmont may make investments in or acquire complementary products, technologies and businesses, or businesses completely unrelated to Texmont's current business plan. These acquisitions and investments could disrupt its ongoing business, distract management and employees and increase its expenses. If Texmont acquires a company, it could face difficulties in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for Texmont. Acquisitions also involve the need for integration into existing administration, services, marketing, and support efforts. If the acquisition is financed by issuing equity securities, interests of existing stockholders could be diluted. Any amortization of goodwill or other assets, or other charges resulting from the costs of these acquisitions, could adversely affect Texmont's operating results.

   Texmont cannot predict the extent to which its liquidity and capital resources will be diminished prior to consummation of a business combination or whether its capital will be further depleted by the operating losses (if any) of the business entity which Texmont may eventually acquire.

   Texmont's shareholders may not have an opportunity to vote on whether to enter into a business combination or acquisition. In the event of a business combination, acquisition, or change in shareholder control, Texmont may enter in to a new line of business which an investor did not anticipate and in which that investor may not want to participate. In such case, an investor could not only lose its entire investment, but could lose its entire investment on a business decision it did not get to evaluate at the time of investing in Texmont.

Risks Related to the Securities Market

 Texmont Common Stock Has No Prior Market, And Prices May Decline After The Offering

   There is no public market for Texmont's common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate his investment without considerable delay, if at all. The trading market price of Texmont's common stock may decline below the offering price. If a market should develop, the price may be highly volatile. In addition, an active public market for Texmont's common stock may not develop or be sustained. If Texmont's selling stockholders sell substantial amounts of common stock in the public market, the market price of Texmont's common stock could fall. Factors such as those discussed in this "Risk Factors" section may have a significant impact on the market price of Texmont's securities. Owing to the low price of the securities many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in Texmont's common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for loans. Thus, a purchaser may be unable to sell or otherwise realize the value invested in Texmont stock.

 Investors May Face Significant Restrictions on the Resale of Texmont Stock Due to State and Federal Laws and Regulations

   Because Texmont's securities have not been registered for resale under the blue sky laws of any state, the holders of such shares and those persons desiring to purchase them in any trading market that may develop in the future should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell and on purchasers to buy Texmont's securities. Accordingly, investors should consider the secondary market for Texmont's securities to be a limited one. Investors may be unable to resell their stock without the significant expense of state registration or qualification.

   In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended. Because Texmont's securities may constitute "penny stock" within the meaning of the rules, the rules would apply to Texmont and its securities. The rules may further affect the ability of owners of Texmont's shares to sell their securities in any market that may develop for them.

   Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses. Texmont's management is aware of the abuses that have occurred historically in the penny stock market. Although Texmont does not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to Texmont's securities.

                                USE OF PROCEEDS

   This prospectus is part of a registration statement that permits selling shareholders to sell their shares on a continuous or delayed basis in the future. Because this prospectus is solely for the purpose of selling shareholders, Texmont will not receive any proceeds from the sale of stock being offered.

                        DETERMINATION OF OFFERING PRICE

   This offering is solely for the purpose of allowing Texmont's shareholders to sell their stock. The selling shareholders may sell their shares when the registration statement becomes effective, or they may elect to sell some or all of their shares at a later date. As the market develops, the selling shareholders will determine the price for the stock.

                                    DILUTION

   This offering is for sales of stock by existing Texmont shareholders on a continuous or delayed basis in the future. Sales of common stock by shareholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of Texmont's shares may not bear any rational relationship to net tangible book value per share.

                              SELLING SHAREHOLDERS

   The following are the shareholders for whose accounts the shares are being offered; the amount of securities owned by such shareholder prior to this offering; the amount to be offered for such shareholder's account; and the amount to be owned by such shareholder following completion of the offering:

                                                                     Number of
                                         Number of     Number of    Shares After
Name              Position with Company Shares Owned Shares Offered   Sale/1/
----              --------------------- ------------ -------------- ------------
Michael           President, Secretary,
 Jackson........    Treasurer, Director   200,000       200,000           0
John Meier......          None            200,000       200,000           0
Rhoda Meier.....          None            200,000       200,000           0
Lucas Meier.....          None            200,000       200,000           0
Colleen Meier...          None            200,000       200,000           0
Carol Jackson...          None            200,000       200,000           0
Joshua Jackson..          None            200,000       200,000           0
Bianca Jackson..          None            200,000       200,000           0
Nancy Ross......          None            200,000       200,000           0
Barbara Smith...          None            200,000       200,000           0
Cecil Morris....          None            500,000       500,000           0

--------
/1 /This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

   This is not an underwritten offering. This prospectus is part of a registration statement that permits selling shareholders to sell their shares on a continuous or delayed basis in the future. Selling shareholders may sell their shares to the public when the registration statement becomes effective, or they may elect to sell some or all of their shares at a later date. Texmont has not committed to keep the registration statement effective for any set period of time.

   While the registration statement is effective, selling shareholders may sell their shares directly to the public, without the aid of a broker or dealer, or they may sell their shares through a broker or dealer if Texmont's stock is authorized for inclusion on the OTC bulletin board. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction.

   No public market currently exists for shares of Texmont's common stock. Texmont intends to apply to have its shares traded on the OTC bulletin board under the symbol "TXMT".

                          DESCRIPTION OF CAPITAL STOCK

   The following description of Texmont's capital stock does not purport to be complete and is subject to and qualified in its entirety by Texmont's articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law.

   Texmont's authorized capital consists of 10,000,000 shares of common stock, par value $.001 per share. Immediately prior to this offering, 2,500,000 shares were issued and outstanding. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. The articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Texmont's common stock.

   Because the holders of shares of Texmont's common stock do not have cumulative voting rights, the holders of more than 50% of Texmont's outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of Texmont's directors.

   The holders of shares of common stock are entitled to dividends, out of funds legally available therefor, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. In the event of liquidation, dissolution or winding up of the affairs of Texmont, holders are entitled to receive, ratably, the net assets of Texmont available to shareholders after payment of all creditors.

   All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Texmont's common stock are issued, the relative interests of existing shareholders may be diluted.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

   Neither Elliott Tulk Pryce Anderson nor Vandeberg Johnson & Gandara was employed on a contingent basis in connection with the registration or offering of Texmont's common stock.

                            DESCRIPTION OF BUSINESS

General

   Texmont was incorporated under the laws of the State of Nevada on June 25, 1998, and is in its early developmental and promotional stages. To date, Texmont's only activities have been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan. Texmont has not commenced commercial operations. Texmont has no full time employees and owns no real estate.

   On May 28, 1999, Texmont acquired from David R. Mortenson & Associates ("Mortenson") the rights to distribute and produce the oxygen-enriched water product "Biocatalyst" in the States of Washington and Oregon, and the Canadian Province of British Columbia for aquiculture, mariculture, fish farming and aquarium uses. Mortenson acquired these rights from the inventor of the product, N.W. Technologies, Inc., under a distribution agreement. The Biocatalyst technology's purpose is to improve the effectiveness of existing processes that include an oxygenation process that takes place in a liquid or solid environment. N.W. Technologies's Biocatalyst technology is proprietary and not patented.

Background to Development of Biocatalyst

   The technology behind Biocatalyst was developed by a Houston, Texas based company, N.W. Technologies, for the bioremediation of oil spills. N.W. Technologies discovered that by breaking the oil into colloidal (microscopic) particles using a contact emulsifier, which also acts as a host for oil-eating microbes, it could speed up the process of bioremediating spilled oil. By breaking the oil into colloidal (microscopic) particles, the microbes have access to an increased surface area of spilled oil (better access to the food source). This increased access to the food source allows the microbes to consume spilled oil more quickly.

   The microbes need a ready supply of oxygen in order to consume the spilled oil. Below six to twelve inches of soil depth, depending on soil type, oxygen exchange is virtually non-existent, yet many oil spills reach far below that level. Remediation companies have historically used a process called sparging to oxygenate soils where bioremediation is being used. Sparging utilizes perforated pipes placed in the affected area. Air is then pumped into them and released through the perforations. Sparging is an expensive process to implement and may result in the release of some of the volatile compounds to be remediated, thus causing secondary air pollution.

   To counter the problems with sparging, N.W. Technologies created Biocatalyst. This is a water product with oxygen organically bonded to the water molecule. When the microbe's extra-cellular enzymes come in contact with the water/oxygen molecule structure, they release this oxygen, making it available to the microbes. This process provides a means to deliver oxygen to the microbes at depths below six to twelve inches of soil. N.W. Technologies and their distributors/applicators have found that the use of Biocatalyst substantially speeds up oil spill bioremediation times. N.W. Technologies has ceased using ordinary water in the formulation of its products. Instead it uses Biocatalyst because N.W. Technologies feels that Biocatalyst does everything that the water does, while also providing extra oxygen needed by the oil-eating microbes.

Production of Biocatalyst

   Biocatalyst is produced through an organic process that uses any water source. The organic process takes place in a generator, which may be built using standard off-the-shelf tankage, pumps and plumbing supplies. The generator uses a six-foot by ten-foot print, and the total cost of an industrial grade generator is approximately $5,000 per unit. With proper care and maintenance, generators should last for years. An initial culture, which is part of N.W. Technologies's proprietary process, is introduced into the generator to create oxygen-enriched water. The generator then requires a regular supply of "biomas", a proprietary product of N.W. Technologies, to keep producing Biocatalyst.

   Once a generator is set up and producing, production continues for the life of the generator provided that water is available (minimum of 15 gallons per hour, maximum 30 gallons per hour), that the generator is protected from freezing, and that "biomas" is added 5 days per week. Mortenson has indicated a willingness to furnish end-users a production package consisting of the generator, the initial culture to create the oxygen enriched water, and a regular supply of "biomas" for the generator. The client will supply a source of usable water, electrical power and staff to operate the generator(s). As currently configured, each generator can produce 720 gallons of raw undiluted product per day. Where more than this volume is needed, multiple generators can be supplied.

Application of Biocatalyst to Aquiculture, Mariculture, Fish Farming and Aquarium Uses

   Texmont believes that Biocatalyst can be adapted to aquiculture, mariculture, fish farming and aquarium uses. From the lower rungs of a food chain up to the end product being raised for human consumption, the organisms in an aquiculture, mariculture or fish farming system all require oxygen. By introducing Biocatalyst into these systems, Texmont believes microbial systems will be improved, resulting in an increased food supply. In addition, Texmont anticipates that additional oxygen will enhance the health and size of the end product being raised for human consumption, as well as accelerate its growth rate. Texmont believes that, in addition to the use of Biocatalyst in fish hatcheries, the major cash crop species that will benefit from the use of Biocatalyst are trout, catfish, salmon, and cold water lobster. For aquiculture, mariculture or fish farming systems, Texmont anticipates that Biocatalyst would be supplied to the systems using an on-site generator or generators.

   Texmont also believes that a market exists for aquarium uses of Biocatalyst. As with aquiculture, mariculture or fish farming systems, Texmont believes that Biocatalyst will improve the overall health of aquarium systems, whether the system is a large public aquarium or an individual's private display in the home or office. For large public aquariums, Texmont anticipates that Biocatalyst would be supplied to the systems using an on-site generator or generators. For private displays, Texmont anticipates that Biocatalyst would be supplied in bottled form.

Short-Term Plan of Operation

   The license agreement with Mortenson that provides the rights to distribute and produce Biocatalyst includes a minimum purchase requirement that must be met by May 28, 2000. Because the offering under this prospectus is solely for selling shareholders, Texmont will need to raise funds to develop its license rights. By raising additional funds, the ownership interest of holders of existing shares of Texmont's common stock will be diluted.

   Texmont plans to cooperate with Mortenson and licensees that have Biocatalyst aquiculture, mariculture, fish farming or aquarium use license rights in other territories to economize on the costs of product research and development. No generator has been successfully installed and operated at any aquiculture, mariculture or fish farming system or at any large aquarium, even on a test basis. No credible scientific study has been undertaken to document and quantify the benefits of bottled Biocatalyst to small private aquarium displays. The initial step that Texmont plans to take in conjunction with Mortenson and other licensees is to identify an aquiculture, mariculture or fish farming system interested in participating in a trial. Once the system is identified, Texmont, Mortenson and the other licensees will develop a budget for installing the test generator and agree on an allocation of its costs. Each participant would then raise its required contribution, and in exchange it would have access to the trial run results to be used in its marketing and for business planning purposes. Texmont anticipates that it would raise its share by one or more private offerings of its common stock. There is no written agreement to ensure this cooperation. Texmont's expectations concerning this cooperation are based on informal communications with the parties and their enlightened economic self-interests.

   If the trial is successful from a technical standpoint, Texmont would have to assess the economic feasibility of proceeding further. Under its license agreement with Mortenson, to become a Biocatalyst producer

Texmont would be required to pay Mortenson a one-time fee of $25,000, an additional one-time payment of $10,000 to reimburse unspecified expenses, and minimum annual royalties of $20,000. Although Texmont's production rights are subject to negotiation of a definitive agreement, prices for the biomas used to produce Biocatalyst will likely be subject to change following notice from Mortenson. There is no guarantee that aquiculture, mariculture or fish farming system proprietors, the primary target market, will conclude that Biocatalyst's health, size and growth rate benefits are worth the price Texmont would have to charge to make money producing and selling Biocatalyst.

   Texmont does not plan initially to focus its resources on the aquarium use market. Texmont believes that if it succeeds in adapting Biocatalyst to aquiculture, mariculture or fish farming uses, it will then have a more credible sales pitch when marketing for aquarium displays.

   Texmont recognizes that it may not be feasible to adapt Biocatalyst to aquiculture, mariculture, fish farming and aquarium uses. To address this possibility, Texmont continually evaluates other business opportunities that may be available to it, whether in the form of asset acquisitions or business combinations. Texmont's management will spend a significant portion of the time it devotes to Texmont evaluating other business opportunities that may be available to Texmont. These opportunities may be related to the Biocatalyst product, or they may be in a completely unrelated field. Texmont has had discussions with a number of third parties regarding business opportunities, but none of these discussions have reached the stage where an agreement in principle is imminent. In any business opportunity reviewed by Texmont thus far, significant business and economic issues would have to be resolved in order to reach an agreement. Any asset acquisition or business combination would likely include the issuance of a significant amount of Texmont's common stock, which would dilute the ownership interest of holders of existing shares of Texmont's common stock.

Industry Conditions and Competition

   Texmont does not yet know whether adapting Biocatalyst to aquiculture, mariculture, fish farming and aquarium uses will be a feasible money-making venture. It does know, however, that if the application turns out to be successful, it will hold an exclusive license in the States of Washington and Oregon, and the Canadian Province of British Columbia until May 28, 2002, as long as it meets its minimum purchase requirements or becomes a producer. Texmont is aware that pumping systems currently exist for injecting oxygen into aquiculture, mariculture and fish farming systems, and that aquariums generally have a filtration system that includes an oxygen pump to inject oxygen into the aquarium. Texmont believes that Biocatalyst will be a superior solution to injection of oxygen, however, because the extra oxygen bonded to the water molecule is released upon contact with a living organism. Existing oxygen injection systems simply dissolve oxygen into the water. Texmont is currently unaware of any other product that holds potential to introduce oxygen to aquiculture, mariculture, fish farming and aquarium systems in excess of that able to be dissolved into water. It is not unthinkable, however, that another company could develop a product similar to Biocatalyst that would permit the release of additional oxygen into aquiculture, mariculture, fish farming and aquarium systems. Texmont may have to compete with such companies in the future if it succeeds in establishing the feasibility of the Biocatalyst for aquiculture, mariculture, fish farming and aquarium uses.

Employees

   Texmont is a development stage company and currently has no employees. Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future. If Texmont establishes the feasibility of Biocatalyst for aquiculture, mariculture, fish farming and aquarium uses, its priority will shift to developing and implementing a plan for marketing. The marketing plan would focus on two major goals: identifying the most likely prospects for installing generators and retaining one or more qualified individuals to market Biocatalyst generators to those prospects. Texmont would hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees. A portion of any employee compensation likely would include the right to acquire stock in Texmont, which would dilute the ownership interest of holders of existing shares of Texmont's common stock.

Available Information

   Texmont has filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Texmont and its common stock, see the registration statement and the exhibits and schedules thereto. Any document Texmont files may be read and copied at the Commission's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Texmont's filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

                            DESCRIPTION OF PROPERTY

   Texmont currently maintains limited office space, occupied by Mr. Jackson, for which it pays no rent. Its address is 1055 West Georgia Street, Suite 2210, Vancouver, British Columbia V6E 3P3, CANADA, and its phone number is (604) 681-1064. Texmont does not believe that it will need to obtain additional office space at any time in the foreseeable future until its business plan is more fully implemented.

                               LEGAL PROCEEDINGS

   Texmont is not a party to any material pending legal proceedings, and none of its property is the subject of a pending legal proceeding. Further, the officer and director knows of no legal proceedings against Texmont or its property contemplated by any governmental authority.

                    MARKET PRICE OF AND DIVIDENDS ON CAPITAL
                      STOCK AND OTHER SHAREHOLDER MATTERS

   No established public trading market exists for Texmont's securities. Texmont has no common equity subject to outstanding purchase options or warrants. Texmont has no securities convertible into its common equity. There is no common equity that could be sold pursuant to Rule 144 under the Securities Act or that Texmont has agreed to register under the Securities Act for sale by shareholders. Except for this offering, there is no common equity that is being, or has been publicly proposed to be, publicly offered by Texmont.

   As of June 30, 1999, there were 2,500,000 shares of common stock outstanding, held by 11 shareholders of record. Upon effectiveness of the registration statement that includes this prospectus, all of Texmont's outstanding shares will be eligible for sale.

   To date Texmont has not paid any dividends on its common stock and does not expect to declare or pay any dividends on its common stock in the foreseeable future. Payment of any dividends will depend upon Texmont's future earnings, if any, its financial condition, and other factors as deemed relevant by the Board of Directors.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing elsewhere in this prospectus. The statement of operations data set forth below for the period from June 25, 1998, (inception) to May 31, 1999, and the balance sheet data at May 31, 1999, are derived from Texmont's audited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

                                                                   Inception to
                                                                   May 31, 1999
                                                                   -------------
Statement of Operations Data:
  Net sales.......................................................    $  --
                                                                      ======
  Loss from continuing operations.................................    $  --
                                                                      ======
  Loss per share from continuing operations.......................    $  --
                                                                      ======
                                                                       As of
                                                                    May 31, 1999
                                                                   -------------
Balance Sheet Data:
  Total assets....................................................    $2,787
                                                                      ======

   Texmont is in its early developmental and promotional stages. To date, Texmont's only activities have been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan. Texmont has not commenced commercial operations. As a result, the selected financial data presented above bear no resemblance to the results that Texmont expects when it begins operations. See "Risk Factors," "Description of Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   This prospectus contains forward-looking statements, the accuracy of which involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the potential uses of Biocatalyst and markets for it. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Texmont's actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Texmont described in "Risk Factors" and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with Texmont's Financial Statements and Notes thereto and other financial information included elsewhere in this prospectus.

Results of Operations

   During the period from June 25, 1998, (inception) through May 31, 1999, Texmont has engaged in no significant operations other than organizational activities, acquisition of the rights to market Biocatalyst and preparation for registration of its securities under the Securities Act of 1933, as amended. No revenues were received by Texmont during this period.

   For the current fiscal year, Texmont anticipates incurring a loss as a result of organizational expenses, expenses associated with registration under the Securities Act of 1933, and expenses associated with setting up a company structure to begin implementing its business plan. Texmont anticipates that until these procedures are completed, it will not generate revenues, and may continue to operate at a loss thereafter, depending upon the performance of the business.

Liquidity and Capital Resources

   Texmont remains in the development stage and, since inception, has experienced no significant change in liquidity or capital resources or shareholders' equity. Consequently, Texmont's balance sheet as of May 31, 1999, reflects total assets of $2,787 in the form of a license and capitalized organizational costs.

   Texmont expects to carry out its plan of business as discussed above. In addition, Texmont may engage in a combination with another business. Texmont cannot predict the extent to which its liquidity and capital resources will be diminished prior to the consummation of a business combination or whether its capital will be further depleted by the operating losses (if any) of the business entity with which Texmont may eventually combine. Texmont has engaged in discussions concerning potential business combinations, but has not entered into any agreement for such a combination.

   Texmont will need additional capital to carry out its business plan or to engage in a business combination. No commitments to provide additional funds have been made by management or other shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to Texmont or at all. Texmont has no commitments for capital expenditures.

                       CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

   Elliott Tulk Pryce Anderson has served as Texmont's independent auditor since inception, and Texmont has not had any dispute with Elliott Tulk Pryce Anderson over accounting or financial disclosure.

                        DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the name, age and position of each director and executive officer of Texmont:

   Name            Age Position
   ----            --- --------
   Michael Jackson  58 President, Secretary, Treasurer, Director

   Mr. Jackson became Texmont's sole director and officer in June, 1999. Mr. Jackson practiced law from 1966 through 1978. Mr. Jackson has been a real estate land developer and investment banker since 1978. Mr. Jackson is currently president of Hillcon Developments Ltd. Mr. Jackson's duties with Hillcon Developments include locating properties, preparing pro forma statements, raising capital, marketing, and dealing with Canadian governmental agencies, architects, and engineers. In his capacity as president for Hillcon Developments, he has been responsible for raising $50 million for 22 projects with a market value in excess of $150 million. He also acts as corporate counsel for Hillcon, and prepares all legal documents and negotiates all contracts. Previously, Mr. Jackson was with Geneva Capital Corporation, where his functions included taking companies public on the Vancouver Stock Exchange, the Toronto Stock Exchange, and NASDAQ. He acted as counsel for the company and prepared all offering memoranda, and other legal documents. He also raised capital for the company and negotiated all contracts.

   Mr. Jackson was previously a director of Waterloo Resources Inc., Lucky Mines Inc., and Burcon Developments Inc. which were all public companies listed on the Vancouver Stock Exchange.

   Mr. Jackson will serve until the first annual meeting of Texmont's shareholders. Thereafter, directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement. No employment agreements currently exist or are contemplated. There is no arrangement or understanding between the director and officer of Texmont and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

   The director and officer of Texmont will devote his time to Texmont's affairs on an "as needed" basis. As a result, the actual amount of time which he will devote to Texmont's affairs is unknown and is likely to vary substantially from month to month.

                             EXECUTIVE COMPENSATION

   No officer or director has received any remuneration from Texmont. Although there is no current plan in existence, it is possible that Texmont will adopt a plan to pay or accrue compensation to its officers and directors for services related to the implementation of Texmont's business plan. Texmont has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future. Texmont has no employment contract or compensatory plan or arrangement with any executive officer of Texmont. The director currently does not receive any cash compensation from Texmont for his service as a member of the board of directors. There is no compensation committee, and no compensation policies have been adopted. See "Certain Relationships and Related Transactions."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of May 31, 1999, Texmont's outstanding common stock owned of record or beneficially by each executive officer and director and by each person who owned of record, or was known by Texmont to own beneficially, more than 5% of Texmont's common stock, and the shareholdings of all executive officers and directors as a group.

                                                                 Percentage of
Name                                                Shares Owned Shares Owned
----                                                ------------ -------------
Michael Jackson/1.............................../..   600,000          24%
John Meier/2..................................../..   400,000          16%
Rhoda Meier/3.................................../..   400,000          16%
Lucas Meier........................................   200,000           8%
Colleen Meier......................................   200,000           8%
Carol Jackson/4................................./..   600,000          24%
Joshua Jackson/5................................/..   600,000          24%
Bianca Jackson.....................................   200,000           8%
Nancy Ross.........................................   200,000           8%
Barbara Smith......................................   200,000           8%
Cecil Morris.......................................   500,000          20%
All executive officers & directors as a group (1
 individual)/6................................../..   600,000          24%

--------

/1/ Mr. Jackson's ownership includes shares owned by his wife, Carol Jackson, and his son, Joshua Jackson. Mr. Jackson disclaims beneficial ownership of shares owned by his wife and son.

/2/ Mr. Meier's ownership includes shares owned by his wife, Rhoda Meier. Mr.
    Meier disclaims beneficial ownership of shares owned by his wife.

/3/ Ms. Meier's ownership includes shares owned by her husband, John Meier. Ms.
    Meier disclaims beneficial ownership of shares owned by her husband.

/4/ Ms. Jackson's ownership includes shares owned by her husband, Michael
    Jackson, and her son, Joshua Jackson. Ms. Jackson disclaims beneficial ownership of shares owned by her husband and son.

/5/ Mr. Jackson's ownership includes shares owned by his father, Michael
    Jackson, and mother, Carol Jackson. Mr. Jackson disclaims beneficial ownership of shares owned by his mother and father.

/6/ See footnote 1, above.

   All shares are held of record and each record shareholder has sole voting and investment power. Other than described above, Texmont knows of no one who has the right to acquire beneficial ownership in Texmont common stock. Other than the sale of Texmont stock contemplated by this prospectus, there are no arrangements known to Texmont the operation of which may at a subsequent date result in a change of control of Texmont.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   No director, executive officer or nominee for election as a director of Texmont, and no owner of five percent or more of Texmont's outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000. David R. Mortenson and John T. Bauska, the initial shareholders, are, respectively, the principal of and an investor-participant in David R. Mortenson & Associates, the licensor of Texmont's right to distribute and produce the Biocatalyst oxygen-enriched water product. Mr. Mortenson and Mr. Bauska were previously directors of Texmont, and the president and secretary-treasurer, respectively. They are no longer directors, officers or shareholders of Texmont. If Texmont succeeds in implementing its business plan, Texmont will make payments to David R. Mortenson & Associates in the future that will exceed $60,000, although the resulting benefits to Mr. Beehner and Ms. Mortenson may not individually exceed $60,000.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

   Texmont's bylaws provide that Texmont will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Texmont, absent a finding of negligence or misconduct in the performance of duty.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Texmont pursuant to the forgoing provisions, Texmont has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                         INDEX TO FINANCIAL STATEMENTS

                                 TEXMONT, INC.
                         (A Development Stage Company)

Independent Auditor's Report.......................................        F-2
Balance Sheet as of May 31, 1999...................................        F-3
Statement of Operations from June 25, 1998 (Date of Inception) to
 May 31, 1999......................................................        F-4
Statement of Cash Flows from June 25, 1998 (Date of Inception) to
 May 31, 1999......................................................        F-5
Statement of Stockholders' Equity from June 25, 1998 (Date of
 Inception) to May 31, 1999........................................        F-6
Notes to the Financial Statements.................................. F-7 to F-8

                          Independent Auditor's Report

To the Board of Directors
TexMont, Inc.
(A Development Stage Company)

   We have audited the accompanying balance sheet of TexMont, Inc. (A Development Stage Company) as of May 31, 1999 and the related statements of operations, stockholders' equity and cash flows for the period from June 25, 1998 (Date of Inception) to May 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of TexMont, Inc. (A Development Stage Company), as of May 31, 1999, and the results of its operations and its cash flows for the period from June 25, 1998 (Date of Inception) to May 31, 1999, in conformity with U.S. generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or conducted any operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ Elliot Tulk Pryce Anderson
                                             Chartered Accountants

Vancouver, Canada
July 14, 1999

                                 TEXMONT, INC.

                         (A Development Stage Company)
                                 Balance Sheet
                          (expressed in U.S. dollars)

                                                                         May 31,
                                                                          1999
                                                                            $
                                                                         -------
                                 ASSETS
License (Note 3)........................................................  2,000
Organizational costs....................................................    787
                                                                          -----
                                                                          2,787
                                                                          =====
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities.....................................................    --
                                                                          -----
Contingent Liability (Note 1)...........................................
Stockholders' Equity
Common Stock, 10,000,000 shares authorized with a par value of
 $.001; 2,500,000 shares issued and outstanding.........................  2,787
Deficit Accumulated During the Development Stage........................    --
                                                                          -----
                                                                          2,787
                                                                          -----
                                                                          2,787
                                                                          =====


   (The accompanying notes are an integral part of the financial statements)

                                 TEXMONT, INC.

                         (A Development Stage Company)
                            Statement of Operations
                          (expressed in U.S. dollars)

                                                             From June 25, 1998
                                                             (Date of Inception)
                                                               to May 31, 1999
                                                                      $
                                                             -------------------
   Revenues.................................................         --
                                                                     ---
   Expenses.................................................         --
                                                                     ---
   Net Loss.................................................         --
                                                                     ---










   (The accompanying notes are an integral part of the financial statements)

                                 TEXMONT, INC.

                         (A Development Stage Company)
                            Statement of Cash Flows
                          (expressed in U.S. dollars)

                                                             From June 25, 1998
                                                             (Date of Inception)
                                                               to May 31, 1999
                                                                      $
                                                              ------------------
Cash Flows to Operating Activities
  Net loss...................................................         --
                                                                    -----
Net Cash Used by Operating Activities........................         --
                                                                    -----
Cash Flows from Financing Activities
  Increase in shares issued..................................         500
                                                                    -----
Net Cash Provided by Financing Activities....................         500
                                                                    -----
Cash Flows to Investing Activities
  Increase in organizational costs...........................        (500)
                                                                    -----
Net Cash Used in Investing Activities........................        (500)
                                                                    -----
  Change in cash.............................................         --
  Cash--beginning of period..................................         --
                                                                    -----
  Cash--end of period........................................         --
                                                                    =====
Non-Cash Financing Activities
  A total of 2,000,000 shares were issued at
   a fair market value of $0.001 per share for
   the acquisition of a License (Note 3).....................       2,000
  Organization costs paid for by a director for no
   consideration treated as additional paid in capital.......         287
                                                                    -----
                                                                    2,287
                                                                    =====
Supplemental Disclosures
  Interest paid..............................................         --
  Income tax paid............................................         --


   (The accompanying notes are an integral part of the financial statements)

                                 TEXMONT, INC.

                         (A Development Stage Company)
                       Statement of Stockholders' Equity
             From June 25, 1998 (Date of Inception) to May 31, 1999
                          (expressed in U.S. dollars)

                                                                      Deficit
                                                                    Accumulated
                                                     Common Stock   During the
                                                   ---------------- Development
                                                    Shares   Amount    Stage
                                                       #       $         $
                                                   --------- ------ -----------
Balance--June 25, 1998 (Date of Inception)........       --    --
  Stock issued for $500 of organizational
   expenses.......................................   500,000   500
  Additional paid in capital for organizational
   expenses
   incurred by a director on behalf of the
   Company........................................       --    287
  Stock issued for "The Biocatalyst License" at a
   fair
   market value of $0.001 per share............... 2,000,000 2,000
  Net loss for the period.........................                      --
                                                   --------- -----      ---
Balance--May 31, 1999............................. 2,500,000 2,787      --
                                                   ========= =====      ===


   (The accompanying notes are an integral part of the financial statements)

                                 TEXMONT, INC.

                         (A Development Stage Company)
                Notes to the Financial Statements--(continued)
                          (expressed in U.S. dollars)

1. Development Stage Company

   TexMont, Inc. herein (the "Company") was incorporated in the State of Nevada, U.S.A. on June 25, 1998. The Company has acquired a license to market and distribute a product as discussed in Note 3.

   In a development stage company, management devotes most of its activities to establishing these new businesses. Planned principal activities have not yet begun nor produced any revenues. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and develop a market for its products.

2. Summary of Significant Accounting Policies

      (a) Year end

          The Company's fiscal year end is May 31.

      (b) Licenses

          Costs to acquire licenses are capitalized as incurred. These costs will be amortized on a straight-line basis over their remaining estimated useful lives upon the licenses becoming commercially viable or written-off to operations if the licenses do not become commercially viable.

      (c) Cash and Cash Equivalents

          The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

      (d) Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

3. License

   On May 28, 1999 the Company acquired a license for a product called Biocatalyst. The Company has the exclusive right to distribute and market the product under a private label in the states of Washington, Oregon and the province of British Columbia for a period of three years expiring May 28, 2002. Biocatalyst is an oxygen enriched water product used to enhance the growth of microbes in soils located underwater. The Company issued 2,000,000 shares at a fair market value of $.001 or $2,000. The shares were issued to the licensor who are members of a partnership and whose general partner is also a spouse of a director and officer of the Company. Once the Company purchases a minimum of 5,000 gallons of product for a minimum period of six consecutive months, then a license will be granted to the Company to produce the product in a location to be mutually agreed upon. A producer license will also be granted if the Company can demonstrate its financial capability, pay the licensor a one-time fee of $25,000, an additional one-time payment of $10,000 to reimburse unspecified expenses, and pay minimum annual royalties of $20,000 . If no producing license is granted then the Company is committed to purchase a minimum amount of product during each of the first two years of its license. At current prices, the Company would have to purchase approximately 62,500 gallons of Biocatalyst by May 28, 2000, and a further 87,500 gallons by May 28, 2001 to retain its license. The Company has the option to renew the license for an additional three years.

                                 TEXMONT, INC.

                         (A Development Stage Company)
                 Notes to the Financial Statements--(continued)
                          (expressed in U.S. dollars)

4. Related Party Transaction

   The License referred to in Note 3 was sold to the Company by a partnership whose general manager is the spouse of the Secretary/Treasurer of the Company and a director for consideration of 2,000,000 shares for total fair market consideration of $2,000. These shares were paid evenly to the ten partners.

5. Uncertainty Due to the Year 2000 Issue

   The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                                   Prospectus

                                       , 1999

                                 TEXMONT, INC.

                      1055 West Georgia Street, Suite 2210
                  Vancouver, British Columbia V6E 3P3, CANADA
                                 (604) 681-1064

                        2,500,000 Shares of Common Stock
                       to be sold by current shareholders

   Texmont has not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Texmont have not changed since the date hereof.

   Until                  , 1999 (90 days after the date of this prospectus),
all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The securities are being registered for the account of selling shareholders, and all of the following expenses will be borne by such shareholders. The amounts set forth are estimates except for the SEC registration fee:

   SEC registration fee................................................ $    35
   Printing and engraving expenses.....................................   5,000
   Attorneys' fees and expenses........................................   9,000
   Accountants' fees and expenses......................................   1,500
   Transfer agent's and registrar's fees and expenses..................     500
   Miscellaneous.......................................................     965
                                                                        -------
     Total............................................................. $17,000
                                                                        =======

Item 14. Indemnification of Directors and Officers.

   Pursuant to Nevada law, a corporation may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the corporation, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

   The bylaws of Texmont, filed as Exhibit 3.2, provide that Texmont will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Texmont, absent a finding of negligence or misconduct in office. Texmont's Bylaws also permit Texmont to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Texmont has the power to indemnify such person against liability for any of those acts.

Item 15. Recent Sales of Unregistered Securities.

   Set forth below is information regarding the issuance and sales of Texmont's securities without registration since its formation. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

      (a) On August 11, 1998, Texmont issued 500,000 shares of common stock to two shareholders in satisfaction of certain organizational costs (approximately $500) and activities performed by the shareholders. The issuance of the shares was exempt from registration under Rule 506 of Regulation D, and sections 3(b) and 4(2) of the Securities Act of 1933, as amended, due to the shareholders being Texmont's founders and serving as its initial management, and the limited number of investors (two).

      (b) On May 28, 1999, Texmont issued a total of 2,000,000 shares of common stock to ten shareholders, one of whom is the general partner of, and nine of whom are investor participants in, the licensor of Texmont's Biocatalyst rights. The issuance was compensation for the license of the Biocatalyst rights. The issuance of the common stock was exempt from registration under Rule 504 of Regulation D and section 3(b) of the Securities Act of 1933, as amended. Texmont's shares were valued at $0.001 per share, and they were issued to accredited investors according to an exemption from registration under Texas law that permits general solicitation and general advertising so long as sales are made only to accredited investors. If the exemption under Rule 504 of Regulation D is not available, Texmont believes that the issuance was also exempt under Rule 506 of Regulation D and Sections 3(b) and 4(2) under the Securities Act of 1933, as amended, due to limiting the manner of the offering, promptly filing notices of sales, and limiting the issuance of shares to a small number of accredited investors (ten).

Item 16(a). Exhibits.

 Exhibit
 Number  Name                                                               Page
 ------- ----                                                               ----
  3.1    Articles of Incorporation........................................
  3.2    Bylaws...........................................................
  5.1    Opinion re: Legality.............................................
 10.1    License Agreement................................................
 10.2    Amendment No. 1 to License Agreement.............................
 23.1    Consent of Independent Auditors..................................
 23.2    Consent of Counsel (see Exhibit 5.1).............................
 27.1    Financial Data Schedule..........................................

Item 16(b). Financial Statement Schedules.

   As of May 31, 1999, Texmont:

  .  has no valuation or qualifying accounts

  . does not have a substantial portion of its business devoted to acquiring and holding for investment real estate or interests therein

  .  has no subsidiaries

  .  has no investments in mortgage loans on real estate.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, CANADA, on July 27, 1999.

                                          TEXMONT, INC.


                                                  /s/ MICHAEL JACKSON
                                          By: _________________________________
                                                     Michael Jackson
                                                        President

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                            Date
              ---------                          -----                            ----

       /s/ MICHAEL JACKSON              President, Secretary, Treasurer,     July 27, 1999
______________________________________           and Director
           Michael Jackson

                                Index to Exhibit

 Exhibit
 Number  Name
 ------- ----
   3.1   Articles of Incorporation
   3.2   Bylaws
   5.1   Opinion re: Legality
  10.1   License Agreement
  10.2   Amendment No. 1 to License Agreement
  23.1   Consent of Independent Auditors.
  23.2   Consent of Counsel (see Exhibit 5.1).
  27.1   Financial Data Schedule.